                     AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT

         THIS AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT ("Amendment") is made as of the 1st day of January, 2000, by and between AMERICAN CENTURY CAPITAL
PORTFOLIOS, INC., a Maryland corporation (hereinafter called the "Corporation"), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation
(hereinafter called the "Investment Manager").

         WHEREAS, the Corporation and the Investment Manager are parties to that certain Management Agreement dated August 1, 1997 ("Agreement"); and

         WHEREAS, the parties hereto desire to enter into this Amendment to revise the amount of compensation paid to the Investment Manager for one series of shares.

         NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

         1. AMENDMENT OF MANAGEMENT FEES. Section 6 of the Agreement is hereby amended by deleting the fees shown for the Real Estate Fund and replacing them as follows:

   Name of Series           Name of Class           Applicable Fee Rate
--------------------------------------------------------------------------------
   Real Estate Fund         Investor Class          1.20% first $100 million
                                                    1.15% over $100 million
                            Institutional Class     1.00% first $100 million
                                                      .95% over $100 million
                            Advisor Class             .95% first $100 million
                                                      .90% over $100 million

         2. CONTINUATION OF AGREEMENT. The Agreement shall continue in effect with respect to the Real Estate Fund, unless sooner terminated as hereinafter provided, until July 31, 2001, and for as long thereafter as its continuance is specifically approved at least annually (a) by the Board of Directors of the
Corporation or by the vote of a majority of the outstanding class of voting securities of each series and (b) by the vote of a majority of the Directors of the Corporation, who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         3. RATIFICATION AND CONFIRMATION OF AGREEMENT. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the
Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

         4. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first above written.

AMERICAN CENTURY CAPITAL            AMERICAN CENTURY INVESTMENT
   PORTFOLIOS, INC.                    MANAGEMENT, INC.

By:/s/ David C. Tucker              By:/s/ William M. Lyons
   Name:  David C. Tucker              Name:  William M. Lyons
   Title:    Vice President            Title:    Executive Vice President

Attest:/s/ Janet A. Nash            Attest:/s/ Charles A. Etherington
   Name: Janet A. Nash                 Name:    Charles A. Etherington
   Title:  Assistant Secretary         Title:   Assistant Secretary